Exhibit 23 - Consent of Independent Registered Public Accounting Firm

The Board of Directors

International Assets Holding Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117544, 333-137992, 333-144719 and 333-152461); and on Form S-8 (Nos. 333-108332 and 333-142262); of International Assets Holding Corporation of our report dated November 30, 2009, with respect to the consolidated statements of financial condition of FCStone Group, Inc. and subsidiaries (the “Company”) as of August 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended August 31, 2009, which report appears in the Form 8-K of International Assets Holding Corporation dated December 14, 2009.

Our report dated November 30, 2009, contains an explanatory paragraph stating that, as discussed in note 9 to the consolidated financial statements, in 2008, the Company adopted the measurement date provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R, and the recognition and disclosure provisions of SFAS No. 158 in 2007.

/s/ KPMG LLP
Kansas City, Missouri
December 14, 2009